Exhibit 10.1

McGINNIS COMMERCIAL REAL ESTATE COMPANY

555 East Loockerman Street * Dover, Delaware 19901
(302) 736 - 2710 Office * (302) 736 - 2715 Telecopier * www.mcginnisrealty.com

AGREEMENT OF SALE

THIS AGREEMENT OF SALE, made this 8 day of August,   2005, by and between PHILIPS EAST SIDE LLC, c/o Philips International Holding Corp., 295 Madison Avenue, New York, New York 10017, hereinafter “Purchaser,” Party of the First Part, who hereby agrees to purchase from DOVER DOWNS, INC, of 1131 North DuPont Highway, Dover, Delaware, 19901, hereinafter “Seller,” Party of the Second Part, who hereby agrees to sell to the Purchaser all that/those certain parcel/s of land with/without improvements, hereinafter “Property,” described as follows:

(a) the land and premises known as the Dover Downs Lowe’s Property, 1165 North DuPont Highway, Dover, Kent County, Delaware, 19901, as shown on Exhibit A, attached hereto and incorporated herein by this reference. The Property is more thoroughly described in the land records of Kent County, Delaware in deed reference Book D463, Page 023 and deed reference book D584, Page 004, attached hereto as Exhibit B, attached hereto and incorporated herein by this reference, and tax identification parcel ED05-057.00-01-28.00, attached hereto as Exhibit C, attached hereto and incorporated herein by this reference (hereinafter referred to as the “Premises”) including, but not limited to all rights, privileges and easements appurtenant to and for the benefit of the Premises including, without limitation; all mineral rights, development rights, air rights, water, water rights and water stock relating to the Premises and any other easements, rights-of-way or appurtenances relating to or used in connection with the ownership, operation, use, occupancy and enjoyment of the Premises and further including all improvements, structures, buildings and fixtures presently located on the Premises, together with all apparatus, equipment and appliances, if any (the “Personalty”) owned by the Seller and located on the Premises (such as heating and air-conditioning systems), as well as all landscaping thereon and all leasehold improvements of tenants, if any, which remain a part of the Premises upon expiration of any Lease (as defined below) and all rights, title and interest of Seller in and to all streets, roads and rights-of-way contiguous to the Premises and Seller’s interest in any strips or gores between the Premises and abutting properties; (b) to the extent assignable, except as provided herein, all utility, service, equipment, maintenance and other contracts relating to the ownership, operation, maintenance or use of the Premises which Purchaser desires to assume or take subject to as more fully provided herein (collectively, “Service Contracts”); (c) Seller’s interest in those leases (collectively, “Leases”) demising portions of the Premises to tenants (collectively, “Tenants”); and (d) all assignable or transferable intangible property, including, but not limited to:  (i) all guaranties and warranties (including guaranties and warranties pertaining to construction and use of the Personalty); (ii) all rights to obtain utility service in connection with the Premises and the Personalty; and (iii) all assignable licenses and other governmental permits and permissions relating to the Premises and the Personalty or the operation thereof, to the extent any of the foregoing are permitted to be assigned under relevant local, state and federal law (all of the foregoing are hereinafter collectively referred to as the “Intangible Property”).  The Premises, Personalty, Property Contracts, Leases and Intangible Property are hereinafter collectively referred to as the “Property”.

THE PURCHASE PRICE THEREOF is the sum of TWELVE MILLION EIGHT HUNDRED TWENTY FIVE THOUSAND ($12,825,000.) DOLLARS, payable in the following manner:

A deposit in the amount of TWO HUNDRED THOUSAND DOLLARS ($200,000.), paid by cashier’s or certified check at the signing of this Agreement of Sale as a good - faith deposit, to be credited to the Purchase Price hereunder and disbursed in accordance with the provisions of this Agreement of Sale, and held by First American Title Insurance Company, Escrow Agent, in an interest - bearing account, the said interest accruing to the benefit of the Purchaser. The Purchaser, by executing this Agreement of Sale, hereby authorizes Escrow Agent to place the said escrow deposit monies in an interest - bearing account. The Purchaser’s Taxpayer Identification Number is 20-2824845.

An additional deposit in the amount of TWO HUNDRED THOUSAND DOLLARS ($200,000.), paid by cashier’s or certified check, in accordance with the terms and conditions of this agreement of Sale, at the time the Due Diligence Period, as defined herein, expires, and which shall also be credited to the Purchase Price hereunder and disbursed in accordance with the provisions of this Agreement of Sale, and shall also be held by Escrow Agent, in an interest - bearing account, the said interest accruing to the benefit of the Purchaser.

The balance of the Purchase Price hereunder, TWELVE MILLION FOUR HUNDRED TWENTY FIVE THOUSAND ($12,425,000.) DOLLARS, shall be paid in cash, certified check, or attorney’s escrow check, at the time of final Settlement as defined herein.

DUE DILIGENCE PERIOD. The Purchaser shall have until 5:00 P.M., on that day (the “Delivery Date”) which is THIRTY (30) days after delivery of all of the documents listed in the attached Schedule A (the “Due Diligence Documents”) to complete its tests,  studies, and investigations including zoning, easement agreement review and approval, soils analyses, environmental tests and studies, flood plain analyses, inspection of all improvements, surveying, lease review, analysis, and approval, and any and all other tests and studies it requires to complete the transaction contemplated herein. All said tests, studies, and analyses shall be concluded with results satisfactory to Purchaser at its sole discretion, and its sole cost and expense.

In the event Purchaser does not as a result of the said tests, studies, and analyses agree to proceed to final Settlement, Purchaser may elect to void this Agreement of Sale in writing in the manner provided for herein, whereupon Escrow Agent shall return to Purchaser all monies paid on account of the Purchase Price hereunder, together with all interest, if any, accrued thereon without deduction or offset. Purchaser agrees to void the Agreement of Sale in writing, and further agrees to convey at no cost to Seller copies of the said tests, studies, and analyses, to the extent same are in Purchaser’s possession or control. In the event Purchaser shall fail to notify Seller of its intention to void this Agreement of Sale within the Due Diligence period, Purchaser shall be deemed to have waived its rights to void this Agreement of Sale.

Seller agrees to provide to Purchaser, in a timely fashion after this Agreement of Sale is executed by all parties hereto, copies of any tests, studies, investigations, and analyses pertaining to the Property in Seller’s possession, including copies of all lease agreements encumbering the Property.

In the event Purchaser does not void this Agreement of Sale prior to the expiration of the Due Diligence Period, (i) this Agreement shall remain in full force and effect; and (ii) subject to any other conditions of this Agreement, Seller and Purchaser shall proceed to Closing.

At the time Purchaser waives its rights under this Due Diligence paragraph, all deposit monies paid by Purchaser, totaling Four Hundred Thousand Dollars ($400,000) shall be non-refundable, subject to the other terms and conditions of this Agreement.

FINAL SETTLEMENT.  The final Settlement shall be held on or before the sixtieth (60th) Day following the expiration of the Due Diligence Period, provided such date does not fall on a Saturday or Sunday or other legal holiday, in the office of the Purchaser’s attorney, or at such other place as the Purchaser may elect. Notwithstanding the foregoing, the Settlement may be extended through and including the ninetieth (90th) day following the expiration of the Due Diligence Period, at the option of the Purchaser, upon the Purchaser making an additional deposit in the amount of TWO HUNDRED THOUSAND ($200,000.) DOLLARS on or before the ninetieth (90th) Day following the expiration of the Due Diligence Period.

TRANSFER DOCUMENTS.  At the time and place of Closing, upon payment in full of the Purchase Price and satisfaction of all of Purchaser’s obligations under this Agreement, Seller shall:

Convey and transfer title to the Premises to Purchaser by a Special Warranty Deed in a form substantially as set forth in Exhibit D hereto, conveying the Property in fee simple to Purchaser in accordance with the terms hereof, subject to no liens, encumbrances, conditions or restrictions other than the Permitted Exceptions as more fully described herein;

Execute and deliver an Assignment of the Leases in a form substantially as set forth in Exhibit E hereto, whereby, inter alia, Purchaser shall assume the obligations of Seller thereunder from and after Settlement.

Execute and deliver a Bill of Sale in a form substantially as set forth on Exhibit F hereto, with respect to the Personalty, if any;

Execute and deliver an Assignment of Service Contracts, in form substantially as set forth on Exhibit G hereto, whereby, inter alia, Purchaser shall assume the obligations of Seller thereunder from and after Settlement;

Execute an Assignment and Assumption of Intangible Property, in form substantially set forth on Exhibit H hereto, whereby, inter alia, Seller shall assign to Purchaser the Intangible Property;

Execute tenant notices on a form to be provided by Purchaser and approved by Seller (such approval not to be unreasonably withheld, delayed or conditioned), informing the Tenants of the transfer of the Property and the Leases to Purchaser, and the assumption by Purchaser of Seller’s obligations under the Leases;

Deliver the originals of all Leases and Service Contracts;

Deliver all leasing and property files and records pertaining to day-to-day operation, leasing, and maintenance of the Property, provided that proprietary information of Seller not relevant to the ownership or operation of the Property shall not be included;

Deliver all keys to the improvements located on the Premises in Seller’s possession to Purchaser;

Execute and deliver a standard title affidavit executed by Seller and such other instruments as may reasonably be required by the Escrow Agent to fulfill its obligations under this Agreement;

Deliver any and all information required by the Escrow Agent to comply with the real estate reporting requirements set forth in Section 6045(e) of the Internal Revenue Code of 1986, as amended;

Deliver evidence reasonably acceptable to Purchaser and Title Company (as hereinafter defined) as to the authority of the person or persons executing documents on behalf of Seller;

Execute and deliver an affidavit of Seller in the form substantially as set forth in Exhibit I attached hereto stating Seller’s taxpayer identification number, certifying that Seller and all persons holding beneficial interests in the Property are not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1990, as amended or otherwise confirming that Purchaser is not required to withhold any part of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended;

An affidavit of Seller certifying the satisfaction of the closing conditions set forth herein;

Deliver a rent roll for the Property, updated to the date and time of Closing and certified to be complete and accurate by Seller and attached hereto as Exhibit J;

Execute and deliver a 1099S form, or effective equivalent thereof, describing the “sale of the Property”, together with a designation of the “reporting person” with respect of such sale;

Execute and deliver a closing statement reasonably acceptable to Seller and Purchaser; and

Execute and deliver such other documents as may be reasonably necessary or appropriate to complete Settlement of the transaction contemplated hereby, or otherwise required by the terms of this Agreement.

The instruments of transfer referred to above are hereinafter collectively referred to as the “Transfer Documents”.

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS; CONDITION SUBSEQUENT.  The obligations of Seller hereunder are and shall be subject to satisfaction of each of the following conditions at or prior to Settlement:

Purchaser shall have complied in all material respects with all of the terms, covenants and conditions hereof to be complied with on the part of Purchaser;

Seller, the Title Company or the Escrow Agent shall have in its possession the Purchase Price in consideration for simultaneous deliverance of the Transfer Documents;

This Agreement shall not have been previously terminated pursuant to a right or privilege granted to either Seller or Purchaser hereunder;

Where applicable, Purchaser shall have executed the Transfer Documents and delivered such documents to Seller, Title Company or the Escrow Agent; and

Purchaser and Seller, where applicable, shall have executed the transfer tax return and paid to the title company such tax.

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS.  The obligations of Purchaser hereunder are and shall be subject to satisfaction of each of the following conditions at or prior to Settlement:

The representations and warranties made by Seller in this Agreement shall be true as of the date of this Agreement and as of Settlement, and Seller shall have complied in all material respects with all of the terms, covenants and conditions hereof to be complied with on the part of Seller;

Seller shall have executed and delivered the Transfer Documents and shall have delivered all documents and items required to be delivered on or before Closing by the terms of this Agreement;

This Agreement shall not have been previously terminated pursuant to a right or privilege granted to Seller or Purchaser hereunder;

Seller shall have delivered a certificate that Seller is not a “foreign person” within the meaning of §1445 of the Internal Revenue Code of 1986, as amended;

Seller shall have delivered to Purchaser acceptable estoppel certificates from Best Buy, Michael’s, and Office Depot (the “Key Tenants) and acceptable estoppel certificates from tenants representing eighty percent (80%) of the rentable area leased pursuant to the Leases (such eighty percent (80%) threshold shall be exclusive of the square feet of rentable area of the Property currently leased to the Key Tenants), each substantially in the form of Exhibit K, except to the extent the lease of the tenant in question requires or authorizes such tenant to execute a different form of estoppel certificate (in which case the estoppel certificate may be in form consistent with the requirements of, or authorization set forth in, such lease).  Notwithstanding the foregoing, Seller agrees to use commercially reasonable efforts to obtain such estoppel certificates from all tenants of the Property. An estoppel certificate shall be deemed “acceptable” if it is complete, and is not materially inconsistent with the representations and warranties of the Seller hereunder.  No estoppel certificate shall be required from Dover Downs, Inc. as its lease becomes effective upon Closing hereunder.

Seller shall have delivered to Purchaser Subordination, Non-Disturbance and Attornment Agreements in recordable form designated by the Purchaser prior to the expiration of the Due Diligence Review Period for any leases that are recorded in the public records, and from all other non-residential tenants of the property designated by the Purchaser prior to the expiration of the Due Diligence Review Period

SETTLEMENT ADJUSTMENTS.  All items paid in advance by the Seller, including all property taxes, water, sewer, and/or property rent, heating fuel, and any and all other such items shall be pro - rated as of midnight preceding Settlement and Purchaser shall reimburse Seller at the time of final Settlement as defined herein (except that no apportionment shall be made for any such items furnished and charged by the applicable utility company to tenants unless such charge is paid by Seller). If Settlement occurs before the tax rate is fixed, the apportionment of taxes shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation, subject to the post-closing adjustment upon the determination of the applicable tax rate and recovery thereof.

All property rent, common area maintenance, insurance charges and taxes paid by tenants received by Seller in advance shall be pro - rated as of midnight preceding the Settlement and Seller shall pay the pro - rated amount to Purchaser at the time of final Settlement. Further, any and all security deposits held by Seller on behalf of any tenants located at the Property shall be paid by Seller to Purchaser, together with an accurate listing of each of the tenants and the respective security deposit amounts for each tenant, at the time of final Settlement as defined herein. All rents collected during the month of Settlement shall be deemed applicable to that current month’s rent for purposes of apportionment.

All rents received post-Settlement shall be applied for purposes hereof, first to the current month’s rent and then to arrearages collected post-closing and attributable to Seller which shall be paid over by Purchaser to Seller promptly following receipt.  Any delinquent rents or other payments outstanding at the time of Closing that are subsequently received by Purchaser in its capacity as new landlord shall be payable to Seller, provided that Purchaser shall not be legally responsible to Seller for undertaking the collection of any delinquent rents and other payments. After Settlement, Seller shall have the right to collect delinquent rentals and other payments so long as it does not enter the Property or disturb any tenant’s possession or quiet enjoyment of its leased premises.

Fifty percent (50%) of all state, county, and city transfer taxes shall be paid by the Seller at the time of final Settlement; the remaining fifty percent (50%) of all state, county, and city transfer taxes shall be paid by the Purchaser at the time of final Settlement.

All settlement expenses normally borne by purchasers of real property in Kent County, Delaware, including but not limited to the cost of title search, title insurance, legal representation, document recording, and any and all other such items shall be paid by Purchaser at the time of final Settlement.

In the event that certain Leases require reconciliation of additional rent “pass-throughs” to the landlord for common area maintenance charges, real estate taxes or other operating expenses, Purchaser shall perform all of the obligations of the landlord under the Leases with respect to such reconciliations in a timely and commercially reasonable manner. If such results reflect the underpayment of additional rents by Tenants for the year of Closing, Purchaser shall bill the appropriate amounts to such Tenants in accordance with the terms of their Leases and remit to Seller its prorata share of the amount collected from the Tenants within thirty (30) days of Purchaser’s collection of the same.  If such results reflect the overpayment of additional rent by Tenants for the year of Closing, Purchaser shall deliver to Seller an invoice from Purchaser together with evidence reasonably satisfactory to Seller indicating that such sums are due to such Tenants.  Seller shall pay Purchaser Seller’s prorata share of the amounts due to such tenants within thirty (30) days of Purchaser’s demand.  The provisions of this paragraph shall survive the Closing.

All settlement expenses normally borne by Sellers of real property in Kent County, Delaware, including prepayment penalties, deed preparation, release or satisfaction documents, legal representation, brokerage commissions, termite reports if required by the terms of this Agreement of Sale, and any and all other such items shall be paid by the Seller at the time of final Settlement.

In the event accurate prorations and other adjustments cannot be made at Settlement because current bills or statements or other information is not obtainable, the parties shall prorate on the best available information, subject to adjustment as soon after Settlement as the actual amounts to be prorated are determined.

TITLE AND SURVEY

The Purchaser shall, promptly following the Delivery Date, obtain (i) a preliminary title insurance commitment (the “Title Commitment”) issued by First American Title Insurance Company or its duly authorized agent (the “Title Company”) covering the Property and improvements, with such Title Commitment setting forth the status of title to the Property and showing all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions and any other matters of record affecting the Property; and, (ii) a copy of all recorded documents referred to in the title report as exceptions to the title to the Property (the “Title Documents”).

The Purchaser shall, promptly following the Delivery Date, cause to be prepared and furnished to Purchaser and the Title Company, a current as-built survey satisfactory to the Purchaser’s lender and certified to the Purchaser, its lender, the Title Company and each of their successors and assigns, and meeting the minimum standard detail requirements for an ALTA/ACSM Land Title Survey (the “Survey”) of the Property prepared by a duly licensed Delaware land surveyor.

The Purchaser shall, within thirty (30) days (the “Title Approval Date”), inform the Seller in writing as to any survey or title defects or other objections regarding the Property disclosed by the Survey or Title Commitment that the Purchaser is unwilling to accept.  Within five (5) business days after receipt of any timely written title or survey objections from Purchaser, Seller may either (i) elect to cure such objection(s), or (ii) decline to cure some or all of such objections. If Seller shall notify Purchaser that it declines to cure any such title objections, or if Seller elects to cure such title objections, but then fails or is unable to complete such cure within the time allowed, or if during such time period Seller delivers a written notice to Purchaser that such objections are not curable, then in such event, Purchaser may, by written notice to Seller delivered within five (5) business days after the expiration of such time or the delivery of such written notice, either (i) terminate this Agreement by giving the Seller written notice of such termination; (ii) cure such defects or objections at its own expense and proceed to Closing with no reduction in the Purchase Price; or, (iii) waive such defects, with no reduction in the Purchase Price, proceed to Closing and take title subject to such objections, in which case all title matters objected to by Purchaser which were not cured by Seller shall be deemed Permitted Exceptions hereunder.  If the Purchaser so elects to terminate this Agreement, Escrow Agent shall return to Purchaser all monies paid on account of the Purchase Price hereunder, together with all interest, if any, accrued thereon without deduction or offset, in which case, Seller shall reimburse Purchaser for the reasonable out-of-pocket costs actually incurred by Purchaser in anticipation of consummating the transactions described herein, including, without limitation, those expenses related to applications to lenders for financing of this transaction, third party inspection reports and title and survey examination in an amount not to exceed $10,000, and thereafter the parties hereto shall have no further obligations or liabilities to one another hereunder (except for obligations which by their terms survive the termination of this Agreement).  If the Purchaser (i) fails to notify the Seller of any survey or title defects or objections to the Property on or before the Title Approval Date, or (ii) has notified the Seller of defects or objections which remain uncured by the Seller by Closing and the Purchaser has not terminated this Agreement, all matters relating to the Survey or title to the Property disclosed on the Survey and the Title Commitment as of their respective dates shall be Permitted Exceptions hereunder.

Notwithstanding anything in this Agreement to the contrary, and notwithstanding any approval or consent given by Purchaser hereunder, Seller shall cause all mortgages and deeds of trust encumbering Seller’s interest in the Property, all judgments against the Seller and/or the Property to be satisfied and vacated, and all mechanic’s liens filed against the Property relating to work performed on the Property, to be released and reconveyed from the Property, or, with respect to such judgments and mechanic’s liens, otherwise bonded, on or prior to Settlement, and shall cause the Title Company to insure title to the Real Property as vested in Purchaser without any exception for such matters.

After the Title Approval Date but prior to Closing or the termination of this Agreement, Seller shall not enter into any easements, encumbrances or other title matters or recordable instrument affecting the Property, nor take any action to cause title to the Property to differ from the condition of title set forth in the Title Commitment and approved by Purchaser, without Purchaser’s consent.

Notwithstanding anything in this Agreement to the contrary, and notwithstanding any approval or consent given by Purchaser hereunder, at Closing, Seller shall convey good and marketable fee simple title to the Property, free and clear of all liens, encumbrances, conditions and restrictions to Purchaser by special warranty deed and shall convey Seller’s interest in the Personalty to Purchaser by bill of sale.

Purchaser hereby expressly permits and acknowledes that Seller has caused to be recorded in the land records of Kent County, Delaware those certain (i) Grant of Easement conveying a non-exclusive access easement over certain portions of the Property for the benefit of Dover Litho Printing Company, recorded on June 21, 2005 as Instrument 2005-17546, a copy of which is attached hereto as Exhibit M; (ii) and Declaration of Easement conveying an exclusive easement for foot and vehicular ingress, egress and regress for the benefit of Best Buy Stores, L.P., recorded June 21, 2005 as Instrument 2005-17544, a copy of which is attached hereto as Exhibit N; and (iii) Declaration of Easement conveying an irrevocable non-exclusive easement for foot and vehicular ingress, egress and regress, recorded June 21, 2005 as Instrument 2005-17545, a copy of which is attached hereto as Exhibit O.

It shall be a condition to Closing that the Title Company issue to Purchaser a standard ALTA Owner’s Policy of Title Insurance (the “Title Policy”), in the amount of the Purchase Price, insuring that fee simple title to the Property is vested in Purchaser, which Title Policy be issued by the Title Company at standard rates, and without exception for any items, including the standard exceptions, other than Permitted Exceptions.

WOOD - DAMAGING INSECTS.  Seller agrees to deliver to Purchaser at Seller’s expense a written report from a licensed exterminating company warranting that there is no active infestation of any wood - damaging insects visible at the time of the inspection. If wood - damaging insect infestation and/or damage is discovered, Seller shall correct the said infestation and/or damage at Seller’s sole cost and expense, or, by the mutual consent of the parties hereto the Purchase Price hereunder may be offset by the estimated amount of repair and/or correction of the infestation and/or damage, the said estimate to be obtained from a reputable contractor and to be approved by the parties hereto, and in this event, the Purchaser shall proceed to final Settlement.

OPERATIONS PENDING CLOSING.  From and after the date hereof, Seller shall continue to operate and maintain the Property between the date hereof and Settlement in the manner in which the same are currently being operated and maintained, but in no less than a commercially reasonable fashion, shall maintain the Property in good condition and repair and will undertake reasonable commercial efforts to prevent any waste to the Property.

From and after the date hereof until the expiration of the Due Diligence Period, Seller shall advise and consult with Purchaser regarding any new lease, the modification or amendment of any existing lease (including any extension thereof), or the termination of any existing lease, and shall provide Purchaser with complete copies of same, and Seller shall not apply any tenant’s Security Deposit held as of the date of this Agreement unless such tenant vacates or is no longer in possession of its premises as of Settlement.  Seller acknowledges that Purchaser has advised it of that certain lease entered into for a portion of the Property to become effective at Closing, a copy of which is attached hereto as Exhibit P.  From and after the Due Diligence Period and provided that Purchaser has not terminated this Agreement, Seller agrees that it will not take any action which would in any way further encumber the Property, nor will it commence any action to dispossess or evict any tenant without prior consent of Purchaser or enter into any new leases or modifications of existing leases without the written consent of the Purchaser, or enter into any management or service contracts for the Property unless such contract(s) shall be fully cancelable or terminable prior to Settlement.

Seller shall, from and after the date hereof perform and discharge all of its duties and obligations and shall otherwise comply with every covenant and agreement of the landlord or lessor under the leases.  Furthermore, Seller shall, for the same period, use diligent and good faith efforts to cause the tenant under each lease to perform all of such tenant’s duties and obligations and otherwise to comply with each and even one of such tenant’s covenants and agreements under such lease and shall enforce the terms and provisions of each such lease.

If there shall occur any material adverse change in the status of any lease prior to Settlement, Purchaser shall, in addition to any other remedies it may be entitled to hereunder, have the right to terminate this Agreement and receive a complete refund of the deposits hereunder, together with interest accrued thereon.  For purposes of the preceding sentence, the term “material adverse change” shall mean a change which reduces the revenue derived from a lease by five percent (5%) or more.

SELLER’S REPRESENTATIONS.  Seller hereby represents and warrants to Purchaser as follows (the “Effective Date Representations and Warranties”):

Seller’s Entity.  Seller is duly organized, validly existing and in good standing under the laws of its State of organization and is authorized to do business in the State of Delaware.  The execution and performance of this Agreement will not violate any term of Seller’s organizational documents, nor any judicial decree, statute or regulation by which it may be bound or affected.

Seller’s Authority.  Seller has full power and authority to enter into this Agreement and to perform all its obligations hereunder, and has taken all action required by law, its governing instruments, or otherwise to authorize the execution, delivery and performance of this Agreement and all the deeds, agreements, certificates, and other documents contemplated herein.   No consent is required from any party that has not signed this Agreement in order for Seller to perform its obligations hereunder.

No Conflict or Lien.  To Seller’s knowledge, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in a breach of any contract, license or undertaking to which Seller is a party or by which any of the Property is bound, or constitute a default thereunder or, result in the creation of any lien or encumbrance upon the Property.  The terms and provisions of this Agreement and all documents, instruments and certificates made or delivered from time to time by Seller hereunder constitute valid and legally binding obligations of Seller enforceable against Seller in accordance with the terms hereof and thereof.

No Proceedings.  No legal or administrative proceeding is (i) pending or, to Seller’s knowledge, threatened against the Property or (ii) pending or, to Seller’s knowledge, threatened against Seller, which would adversely affect the Property or Seller’s right to convey the Property to Purchaser as contemplated in this Agreement.

Leases and Rent Roll.  Seller has delivered to Purchaser a true, correct and complete copy of each of the Leases and any amendments thereto.  Exhibit Q contains a true, correct and complete list of all Leases and there are no leases or occupancy agreements affecting the Property other as listed on Exhibit Q. Each Lease is in full force and effect and each tenant listed thereon is open and operating and Seller has not received any notice of closing, sale or merger, and is not aware of any bankruptcy or insolvency or threatened bankruptcy by any tenant.  No person, other than tenants named in the Leases, has any right of possession of the Property or any part thereof or any options thereto.  No unexpired rent concessions, diminution of rent or other credits or similar financial arrangements have been given any tenant.  No other commitments of any kind have been made to any tenant which are not set forth in the Leases.  Exhibit Q sets forth the full amount of security held by Seller under each Lease, which amounts are not less than the amounts deposited by the tenant under each such Lease.  No tenant has asserted or threatened, nor does Seller have any knowledge of any defense or offsets to rent accruing after Closing.  No rent has been paid in advance by any tenant for any period subsequent to Settlement.  There are no claims or disputes or threatened claims or disputes between any tenant (or any guarantor of any Lease) and Seller with regard to the Property or with regard to the rent, additional rent, or any other charges payable under such Lease.  Seller has fully completed all tenant improvements and repairs specified in any Lease to be the responsibility of the landlord thereunder.  No default or breach exists on the part of any tenant and Seller has not received any notice of any default or breach on the part of the landlord under any Lease which has not been heretofore cured or satisfied and there does not exist any such default or breach on the part of the landlord.  Exhibit Q includes a complete list of any arrearages by tenants with respect to payment of rent or additional rent or charges which list is true and complete as of the date hereof.  The Leases and the income therefrom have not been pledged or assigned by Seller, except in connection with any financing that will be satisfied by Seller prior to or at Closing.

Violations.  Seller has not received written notice from any governmental body, authority or agency of, and has no actual knowledge of, any violation of federal, state or local laws, ordinances, codes, rules or regulations affecting the Property, including any notice with respect to any Hazardous Materials (as hereinafter defined) or of any violation of any insurance requirements relative to the Property, which has not been cured.  Seller has delivered to Purchaser true, correct and complete copies of all reports and studies dealing with the environmental condition of the Property (the “Environmental Reports”), which Environmental Reports are listed on Exhibit R hereto.  Seller has not filed any notice under any federal or state law indicating past or present treatment, storage or disposal of any Hazardous Material on the Property, or into the indoor or outdoor environment of the Property.  As used in this Agreement, “Hazardous Materials” means hazardous constituents, pollutants or contaminants including without limitation, petroleum, tremolite, anthlophylie, actinolite or polychlorinated biphenyls and any other substances or materials which are included under or regulated by Environmental Laws.  As used in this Agreement, “Environmental Laws” includes the following: Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”) the Resource Conservation and Recovery Act, as amended (“RCRA”), the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Hazardous Substances Transportation Act, as amended, the Clean Air Act, as amended, the Toxic Substance Control Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended, any state superlien and environmental clean-up statutes and all rules and regulations adopted in respect to the foregoing laws presently in force.

Property Contracts.  All Service Contracts affecting the Property are accurately set forth on Exhibit S hereto.  To the best of its knowledge, Seller is not in default under any of the Service Contracts, nor is any other party to such Service Contracts in default thereunder.  Not later than ten (10) days prior to the date of Closing, Purchaser shall advise Seller of those Service Contracts that Purchaser wishes to assume.  Seller shall terminate all other Service Contracts as of the date of Closing and shall pay all amounts due thereunder.

Bankruptcy.  There is no bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, pending or to the best of Seller’s knowledge threatened against Seller.

Leasing Commissions.  All leasing commissions or referral fees attributable to the primary term of all Leases have been or will, by Closing, be paid in full.  No brokerage or similar fee shall be due or payable on account of the exercise of, without limitation, any renewal, extension or expansion options arising under any Leases.

Utilities.  All water, sewer, gas, electric, telephone and other public utilities and all storm water drainage necessary for the operation of the Property (1) either enter the Property through open public streets adjoining the Property, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way, and (2) are installed, connected and operating, with all installation and connection charges paid in full, including, without limitation, connection and the permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority.

Litigation.  There is no litigation, arbitration or similar action or proceeding pending or to the best of Seller’s knowledge threatened against Seller concerning the Property.

At Closing, Seller shall deliver a completed and signed certificate (the “Certificate Regarding Representations and Warranties”), dated as of the date of Closing, containing an update of each of the representations and warranties set forth herein as of the date of the Certificate Regarding Representations and Warranties (the “Closing Date Representations and

Warranties”).  If the Closing Date Representations and Warranties are at variance from, or disclose any information that is at variance from, the Effective Date Representations and Warranties, or from the information contained in any of the Exhibits annexed hereto, and Purchaser determines in its reasonable discretion that any such variance would be reasonably likely to have an adverse effect on the Property in any material respect or the ability of Seller to consummate the sale of the Property (provided the applicable variance does not relate to a matter that was specifically consented to, or agreed to by Purchaser (or deemed approved by Purchaser hereunder), or expressly permitted in accordance with this Agreement), then Purchaser shall not be obligated to close and shall have the right to terminate this Agreement by giving a written notice of termination to Seller, and the Escrow Agent shall immediately pay the deposits to Purchaser, and, in which case, Seller shall reimburse Purchaser for the reasonable out-of-pocket costs actually incurred by Purchaser in anticipation of consummating the transactions described herein, including, without limitation, those expenses related to applications to lender for financing of this transaction, third party inspection reports and title and survey examination, and upon payment of the foregoing and all rights, duties, and obligations of the parties shall terminate, other than those rights, duties and obligations that shall specifically survive termination hereunder,

The Effective Date Representations and Warranties (and all other representations and warranties made by Seller in this Agreement), the Closing Date Representations and Warranties and all representations, warranties and certifications contained in the Seller Estoppel Certificates, this Agreement and any certificate delivered by Seller to Purchaser pursuant to the terms of this Agreement shall survive Settlement for a period of six (6) months as to the status of facts as they exist on Settlement date.  For the purposes of this paragraph, the terms “representation,” “representations,” “warranty,” “warranties,” “certification” and “certifications” shall mean the Effective Date Representations and Warranties (and all other representations or warranties made in this Agreement), the Closing Date Representations and Warranties and all representations, warranties and certifications contained in the Seller Estoppel Certificates, this Agreement or any certificate delivered by Seller to Purchaser pursuant to the terms of this Agreement.

Whenever in this Agreement a representation of Seller is based on the “Seller’s knowledge” or words of similar import, such reference shall be deemed to be to the present actual (as opposed to constructive or imputed) knowledge of Jerry Dunning, without independent investigation or inquiry of any kind.  There shall be no personal liability to said individual arising out of said representations or warranties or otherwise.

PURCHASER’S REPRESENTATIONS AND WARRANTIES.  Purchaser hereby represents and warrants to Seller as follows (the “Effective Date Representations and Warranties”):

Purchaser’s Entity.  Purchaser is duly organized, validly existing and in good standing under the laws of its State of organization and will, at Closing, be authorized to do business in the State of Delaware.  The execution and performance of this Agreement will not violate any term of Purchaser’s organizational documents, nor any judicial decree, statute or regulation by which it may be bound or affected.

Purchaser’s Authority.  Purchaser has full power and authority to enter into this Agreement and to perform all its obligations hereunder, and has taken all action required by law, its governing instruments, or otherwise to authorize the execution, delivery and performance of this Agreement and all the deeds, agreements, certificates, and other documents contemplated herein.   No consent is required from any party that has not signed this Agreement in order for Purchaser to perform its obligations hereunder.

No Conflict or Lien.  To Purchaser’s knowledge, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in a breach of any contract, license or undertaking to which Purchaser is a party, or constitute a default thereunder.  The terms and provisions of this Agreement and all documents, instruments and certificates made or delivered from time to time by Purchaser hereunder constitute valid and legally binding obligations of Purchaser enforceable against Purchaser in accordance with the terms hereof and thereof.

LOSS OR DAMAGE DURING CONTRACT PERIOD.   At Settlement, Seller shall deliver to Purchaser the Property in the same condition as exists on the date hereof.  Seller shall bear the risk of loss or damage to the Property by fire, windstorm, or other casualty prior to final Settlement. In the event of loss or damage to any improvements existing on the Property at the date of signing of this Agreement of Sale by fire or other casualty the cost of which to repair or replace the said improvements to same condition as existed at the time this Agreement of Sale was executed by all parties hereto exceeds $500,000, the Purchaser shall have the option of (i) voiding this Agreement of Sale and Escrow Agent thereupon shall return to Purchaser all monies paid on account of the Purchase Price hereunder, together with all interest, if any, accrued thereon, or, (ii) Purchaser may elect to accept the assignment from Seller the proceeds from any insurance policy owned by Seller covering the Property, including business interruption and rent loss insurance, paid or payable on account of such damage, destruction, casualty or loss, and the Seller paying to Purchaser at Settlement an amount equal to the full amount of the deductible applicable under such insurance policies.

CONDEMNATION.  The Seller hereby represents that the Property being purchased hereunder is not now the subject of any condemnation proceedings begun by any governmental authority or agency with the power to condemn real property under eminent domain, nor are any such condemnation proceedings now being contemplated by any of the said governmental authorities. In the event the Property being purchased hereunder, or any portion of the Property being purchased hereunder shall be the subject of condemnation proceedings during the contract period so as to render the Property, in Purchaser’s sole and absolute discretion, insufficient for Purchaser’s intended use of the Property, Purchaser may elect to void this Agreement of Sale whereupon Escrow Agent shall return to Purchaser all monies paid on account of the Purchase

Price hereunder, together with all interest, if any, accrued thereon. In the event the Property being purchased hereunder, or any portion of the Property being purchased hereunder shall be the subject of condemnation proceedings during the contract period such that the Purchaser’s intended use of the Property shall not be effected, the Purchaser may elect to offset the Purchase Price hereunder by the amount of the condemnation award, or the Purchaser may elect to accept the amount of the condemnation award without an offset of the Purchase Price, and in either of these two events proceed to final Settlement.

ENVIRONMENTAL MATTERS.  Seller has received no notice and has no reason to believe that the Seller is not in compliance with all applicable federal, state, and local laws, rules, regulations, and orders relating to environmental matters affecting the Property. Neither Seller nor any third party to Seller’s knowledge or with Seller’s permission has used, generated, manufactured, transported, treated, stored, handled, or disposed, or conducted any other activity in connection with or on the Property involving any hazardous waste which would subject Seller or any owner of the Property to any liability to any governmental jurisdiction relating to environmental matters. To the best of Seller’s knowledge, information, and belief, there are no pending or threatened suits or investigations or orders by governmental authorities relating to environmental matters.

POSSESSION.  The possession of the Property being purchased hereunder shall be delivered by Seller to Purchaser at the time of final Settlement as defined herein, excepting that Seller hereby agrees to allow the Purchaser, or Purchaser’s agent(s), to enter the Property for the purpose of surveying and performing any other tests required or reasonably necessitated by the terms and conditions of this Agreement of Sale prior to final Settlement, provided that such entrance onto the Property takes place during regular business hours, or at any other time collectively agreeable to Seller, such agreement not to me unreasonably withheld, delayed or conditioned.  Purchaser hereby agrees to hold Seller harmless from any liability or casualty to Purchaser, or Purchaser’s Agents, contractors, subcontractors, or employees while conducting or performing any of the said tests on the Property. Further, the Purchaser agrees to repair any and all damage caused by Purchaser’s testing and return the Property to Seller in exactly the same condition as Property was prior to the said testing.

PURCHASER’S DEFAULT.  In the event the Purchaser does not proceed to final Settlement as defined herein, and all of the terms and conditions of this Agreement of Sale have been satisfied or waived by the parties hereto, after Seller has delivered written notice of such default to Purchaser and Purchaser has failed to cure such default within five (5) business days thereafter, then the Seller may, as Seller’s sole remedy,  void this Agreement of Sale and Seller shall be entitled to retain Purchaser’s deposit monies, together with all interest, if any, accrued thereon, as liquidated damages, it being understood that in no event shall Purchaser be subject to or liable for any damages or losses in excess of the deposits paid hereunder and Seller hereby waives its right to bring any action at law for damages (including without limitation damages allegedly incurred on a loss-of-bargain theory of liability) against Purchaser, its officers, directors, employees or shareholders by reason of such default.

SELLER’S DEFAULT.  In the event of a default by Seller in the performance of any of the terms, covenants and conditions hereof to be performed on the part of the Seller, then, after Purchaser has delivered written notice of such default to Seller and Seller has failed to cure such default within five (5) business days thereafter, Purchaser may, at Purchaser’s option and as

Purchaser’s sole remedies, either (a) terminate this Agreement by notice to such effect to Seller and receive from the Escrow Agent the deposit monies, together with all interest, if any, accrued thereon, in which case, Seller shall reimburse Purchaser for the reasonable out-of-pocket costs to third parties actually incurred by Purchaser in anticipation of consummating the transactions described herein in an amount not to exceed $100,000, and upon payment of the foregoing and all rights, duties, and obligations of the parties shall terminate, other than those rights, duties and obligations that shall specifically survive termination hereunder, or (b) bring an action in equity for specific performance.

NOTICES.  Any notice, election, or consent required to be given hereunder shall be in writing and shall be deemed effective upon receipt and to have been properly given if delivered by hand or sent by United States registered or certified mail, postage prepaid, or sent by recognized overnight delivery service, addressed to the party for whom intended as set forth below.  Notwithstanding the above, notice by fax shall be effective upon receipt if transmitted prior to 5:00 PM EDT provided a hard copy is sent either by Registered, Certified Mail, or recognized overnight delivery service for next day delivery.  The hard copy as a follow-up to fax need only be sent to counsel for each party.  All notices shall be addressed as follows::

To Purchaser :	Philips East Side LLC
295 Madison Avenue
New York, New York 10017
Attn:
Fax: (212) 545-1100

With a copy to:	Seyfarth Shaw LLP
1270 Avenue of the Americas, 25th Floor
New York, New York 10020
Attn: Stephen G. Epstein, Esq.
Fax: (212) 218-5527

To Seller :	DOVER DOWNS, INC
Mr Timothy Horne, VP Finance
1131 North DuPont Highway
Dover, Delaware 19901

With copies to :
Klaus M. Belohoubek, Esq.
Senior Vice President - General Counsel
Dover Downs Gaming & Entertainment, Inc.
Dover Motorsports, Inc.
Concord Plaza
3505 Silverside Road
Plaza Centre Bldg., Suite 203
Wilmington, DE 19810
(302) 475 - 6756

McGINNIS COMMERCIAL REAL ESTATE CO
James, D McGinnis, Agent
555 East Loockerman Street
Dover, Delaware 19901

or such other address as may be specified from time to time as herein provided.

BROKER.  Purchaser warrants to Seller that it has dealt with no other brokerage or other persons entitled to a commission or finder’s fee other than McGINNIS COMMERCIAL REAL ESTATE COMPANY (“Broker”). Seller warrants to Purchaser that it has dealt with no other brokerage or other persons entitled to a commission or finder’s fee other than McGINNIS COMMERCIAL REAL ESTATE COMPANY. Seller agrees to pay McGINNIS COMMERCIAL REAL ESTATE COMPANY a cash commission equal to three (3%) Percent of the Purchase Price hereunder at the time of final Settlement from the proceeds of the sale of the Property. Broker is broker only, and not responsible nor liable for the performance or non - performance of the parties hereto.

AGENCY DISCLOSURE.  The Broker, any cooperating broker, and any salesperson working with either, are representing the Seller’s interest and have fiduciary responsibilities to the Seller, but are obligated to treat both parties fairly. The Broker, any cooperating broker, and any salesperson working with either, without breaching the fiduciary responsibilities to the Seller, may, among other services, provide a potential Purchaser with information about the attributes of properties and available financing, show properties, and assist in preparing an offer to purchase. The Broker, any cooperating broker, and any salesperson working with either, also have the duty to respond accurately and honestly to a potential Purchaser’s questions and disclose material facts about properties, submit promptly all written offers to purchase, and offer properties without unlawful discrimination.

MISCELLANEOUS.

a. This Agreement of Sale constitutes the entire agreement and understanding between the parties hereto and supercedes all prior and/or other agreements and representations, written or oral, in connection with the purchase contemplated herein.

b. It is understood and agreed that this Agreement of Sale may be amended or modified by mutual agreement of the parties hereto, provided that such amendment or modification is duly signed by the parties hereto and incorporated into the terms of this Agreement of Sale.

c. This Agreement of Sale shall not be recorded in any public office.

d. Any headings preceding the text of the several paragraphs hereof are inserted only as a matter of reference and convenience for the parties hereto, and in no way define, limit, or describe the scope or intent of this Agreement of Sale, nor affect its terms and provisions.

e. The singular of any word may denote two or more, the plural one alone, and the words of one gender may denote another gender whenever appropriate under the actual circumstances.

f. This Agreement of Sale shall be construed under and governed by the laws of the State of Delaware.

g. This Agreement of Sale shall be executed in FIVE (5) counterparts, each of which when executed shall be deemed as the original. Purchaser shall retain two (2) counterparts, Seller shall retain two (2) counterparts, and McGinnis Commercial Real Estate Company shall retain one (1) counterpart.

h. The parties hereto agrees to execute and deliver any other instrument (s) and document (s) that may be necessary or convenient to carry into effect the provisions of this Agreement of Sale, and the parties agree to otherwise cooperate in good faith as may be necessary to complete the Settlement contemplated herein.

i. Neither the Purchaser, nor the Seller, nor any broker has made any deliberate false representations herein.

j. This Agreement of Sale shall be binding upon the heirs, executors, administrators, and assigns of the parties hereto.

k. Both parties hereto warrant that they are empowered to execute this Agreement of Sale binding each party to its respective obligations hereunder.

l. Both parties hereto acknowledge that they are entitled to seek legal advice prior to the execution of this Agreement of Sale, and by executing this Agreement of Sale each party hereto has affirmed that such legal advice was obtained.

m. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, then such provision shall be deemed modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

n.                                      Purchaser shall have the right to effect a deferred or simultaneous exchange transaction, which will qualify as to Purchaser as a “like-kind exchange under Section 1031 of the Internal Revenue Code of 1986 (the “Code”), by designating one or more parcels of real property (the “Exchange Property”) as hereinafter set forth.  Purchaser may retain a third party (the “Exchange Party”, to whom this Agreement may be assigned by Purchaser at or immediately prior to Closing) to effect such exchange.  The foregoing provisions with respect to the Exchange Property are expressly subject to the following terms and conditions:

A.                                   In the event the Exchange Property, or any portion thereof, is designated and/or Closing thereon is not to occur simultaneously with Closing hereunder, Closing shall occur as otherwise set forth herein, provided that, in the event that this Agreement has been assigned to an Exchange Party, Purchaser’s Closing obligations hereunder shall be performed by such Exchange Party (but without relieving Purchaser of liability for any non-performance of such obligations);

B.                                     Seller makes no representations or warranties, express or implied, concerning Purchaser’s qualification for non-recognition of income tax on the like-kind exchange transaction contemplated hereunder; and

C.                                     Purchaser hereby indemnifies Seller and agrees to hold Seller harmless and defend Seller from and against any and all claims, actions, demands, costs, expenses, damages or losses arising out of any transaction relating to the Exchange Property, which indemnity shall survive Closing and transfer of title to the Property.

o.                                      Seller and Purchaser each hereby waive all rights to a trial by jury and any claim,  action, proceeding or counterclaim arising out of or in any way connected with this Agreement.

p.                                      In the event that either party commences suit to recover damages arising from a breach of this Agreement or otherwise to seek enforcement hereof, the prevailing party shall be entitled to an award of reasonable attorney’s fees, together with court costs and litigation expenses reasonably incurred and actually paid.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Sale to be executed the day and year written below.

PURCHASER
PHILIPS EAST SIDE LLC., a New York limited liability company

BY:	/s/ Stephen G. Epstein	(seal)
Stephen G. Epstein, Authorized Signatory

SELLER
DOVER DOWNS, INC

BY:	/s/ Denis McGlynn	(seal)
Denis McGlynn, President & CEO